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                                EXHIBIT (3)(ii)

                       SPECIMEN SELLING GROUP AGREEMENT.

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                           GENERAL AGENCY AGREEMENT

IT IS HEREBY AGREED by and between PACIFIC FIDELITY LIFE INSURANCE COMPANY ("insurance Company") and FIDELITY INSURANCE AGENCY, INC. ("General Agent") as follows:

                                I.  APPOINTMENT

     1. Subject to the terms and conditions of this Agreement, Insurance Company hereby appoints General Agent to solicit applications for variable annuity contracts which exclusively or primarily utilize investment companies advised by Fidelity Management & Research Company, or its successors or assigns as their investment medium ("Contracts" or "Fidelity annuities"). General Agent hereby accepts such appointment.

     2.  The General Agent shall:

     (a) Devote time and abilities to the establishment and maintenance of a general agency for Insurance Company;

     (b) Recruit, train and supervise insurance representatives in connection with the sale of Fidelity annuities;

     (c) Maintain proper records and accounts of business transacted under this appointment, in such manner and form as may be reasonably required by Insurance Company; and

     (d) Render services to Contract Owners and beneficiaries of Contracts, as reasonably required by Insurance Company; and generally endeavor to promote the interests of Insurance Company as contemplated by this Agreement.

                               II. THE CONTRACTS

     1. Insurance Company proposes to issue and sell Contracts to the public. General Agent agrees to provide sales services subject to the terms and conditions hereof.

     2. Contracts to be sold hereunder will be issued by Insurance Company through a separate account.

     3. Insurance Company shall file all necessary documents and applications in the usual form and shall use its Best efforts to have declared effective registration statements for Contracts under which shares of the Funds in the Fidelity Group, as designated by General Agent, or shares of such other funds as General Agent may designate, would serve as the investment medium. (It is understood that no fund will be used as the investment medium unless Insurance Company shall have consented thereto, which consent shall not be unreasonably withheld.) Insurance Company shall not file any such documents and applications or amendments thereto, however, without giving General Agent reasonable opportunity to review and comment thereon in advance of such filings. such filings may not be made without the consent of General Agent, which consent shall not be unreasonably withheld.

     Insurance Company shall submit Contracts for approval in all fifty states and shall utilize its best efforts to secure variable annuity sales qualifications in all states by December 31, 1980.

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Insurance Company shall utilize its best efforts to maintain all such qualifications, except as otherwise agreed between General Agent and Insurance Company.

     4. General Agent will receive insurance commissions from Insurance Company for the sale of Contracts as set forth in Section 6, and will be responsible for the payment of insurance commissions to any insurance subagents who sell Contracts for General Agent. Such insurance commissions may be financed, and such financing may be secured, by insurance commissions due or which will become due to General Agent.

     5. General Agent agrees that it will use its best efforts to make available shares of Fidelity Daily Income Trust, Fidelity Cash Reserves, Fidelity Government Securities, Fidelity Thrift Trust, Fidelity Corporate Bond Fund, Inc., and Fidelity Aggressive Income Fund on a no load basis, as the investment medium for Contracts. Shares of such other funds in the Fidelity Group or shares of such other funds which General Agent may designate, and upon which the parties shall mutually agree, may also be utilized with respect to all Fidelity annuities for which General Agent shall serve as general agent hereunder.

     6. Insurance Company will receive from the Contract Owners an annual insurance premium on Contracts of 0.8% of the value of all amounts accumulated under the Contract. Insurance Company shall pay to General Agent as insurance commissions 68.75% of insurance premiums (0.55% out of the 0.8% insurance premiums) 'received by it on Contracts. Insurance commissions shall be paid to General Agent monthly in arrears, within ten days following the end of each month.

     7. General Agent will undertake a marketing program of reasonable size and scope and will use its best efforts to implement this program. The size and scope of the program shall be within the sole discretion of General Agent, and such program may be halted if General Agent determines that market conditions are improvident.

     8. (a) General-Agent shall have the right to sell Fidelity annuities for Insurance Company for a minimum two years after the effective date of the offering of the Contracts (the "Offering"), provided that Insurance Company shall be entitled to continue, in its present form, its program involving the Lexington Funds. Insurance Company also reserves the right to establish separate account(s) for the sales & service of variable annuity contracts sponsored by Life Investors (on a load basis of 4% or greater). If the General Agent agrees to the sale for Insurance Company of variable annuities other than the Fidelity annuities, then any commissions paid on such other variable annuities shall be under such terms and conditions as are then agreed to by Insurance Company and General Agent. For the purposes of this Section 8, the term variable annuity will include a fixed annuity which is sold with the same contract as a variable annuity.

        (b) If this Agreement is cancelled by General Agent, then General Agent agrees that for a period of two years following such cancellation, it will not knowingly solicit any Fidelity Contract holders either to terminate or exchange their existing Contract for the variable annuity contract offered by any other insurance company.

     9. (a) The arrangement between General Agent and Insurance Company is
cancellable by either   pa rty on six months prior written notice, provided that
such cancellation shall not become effective prior to the termination of the initial 24 months of this Agreement. After cancellation, payments of insurance~commissions referred to in Section 6 to General Agent shall continue to be made by Insurance Company for any Contracts written prior to cancellation, including any future payments on contracts written prior to cancellation.

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        (b) (i) In the event that Insurance Company shall reasonably determine that its continued engagement in the sale of variable annuity contracts is not permitted by applicable laws, rules, or regulations, then Insurance Company shall be entitled upon 90 days' prior written notice to General Agent to terminate this arrangement with the same force and effect as if terminated under
Section 9(a).

        (ii) In no event shall Insurance Company be entitled to effect any termination under this Section 9(b) if it engages in the sale of variable annuities through others. If Insurance Company effects any such termination, it will not engage in the variable annuity business for a period of two years, other than through the reservation set forth i in Section 8 (a]

     10. The assets underlying the Contracts will be held in a separate account(s) of Insurance Company which shall not be chargeable with liabilities arising out of any other business of Insurance Company. This provision will be included in all applicable agreements and filings made in connection with the Offering of the Fidelity annuities.

     11. Insurance Company acknowledges that for purposes of solicitation, the names of Fidelity Contract holders belong to General Agent and Insurance Company will in no event knowingly solicit Fidelity Contract holders except with General Agent's express written consent. The provisions of this Section shall survive any cancellation of this Agreement.

     12. The name(s) of the separate account(s) through which the Fidelity annuities are offered and sold will include "Fidelity," if General Agent so desires.

     13. Shares only of such companies as are expressly approved by General Agent and Insurance Company may be substituted as the investment media of the Fidelity annuities. Notwithstanding any termination of the Agreement, only securities designated by General Agent will serve as the investment medium of the Fidelity annuities in accordance with the provisions of Section 5 and only such securities as are specifically approved by General Agent and Insurance Company may be substituted as the investment medium of such Fidelity annuities in accordance with the provisions of this Section 13, provided that, notwithstanding the foregoing, Insurance Company may take other action acting as a fiduciary in its fiduciary capacity, with respect to any company whose securities form part of the investment media, (a) if required by the SEC, or (b) if the SEC shall have issued a final stop order, which has not been rectified within a period of 30 days with respect to such company, or (c) if any required registration under the Securities Act of 1933 of such company is not able to become effective, or (d) if any such security or company is subject to a judgment or decree by any court of competent jurisdiction finally revoking or suspending the registration of such security or company under the Securities Act, or (e) if such company whose securities form part of the investment media is permanently enjoined from engaging in business or issuing its securities, or
(f) if such company files petitions in bankruptcy or receivership or fails to vacate within 30 days any involuntary bankruptcy petition against it.

     14. General Agent will bear the cost of advertising promotional and sales literature, including costs of typesetting and printing the Fidelity Annuity prospectus of marketing General Agent will also supply, at no cost to Insurance Company, prospectuses of the eligible Fidelity funds in which the assets Of Fidelity Contract holders will be invested. Insurance Company agrees that it will not disseminate any advertising, promotional or sales literature relating
         -----------
to Fidelity annuities without first obtaining the express written consent of General Agent. If insurance company undertakes to

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produce sales literature at the expense of General Agent, such literature may be printed only with such printers on such terms and conditions and at such vices as agreed to by General Agent.

     15. This Agreement may be assigned by General Agent to any majority owned subsidiary of FMR Corp. or Fidelity Management & Research Company which has the word "Fidelity" in its name. If either of the above companies shall propose to sell any interest in General Agent or in any assignee, then prior thereto it shall cause General Agent or such assignee to assign its rights and obligations under this Agreement to an assignee permitted under the preceding sentence. If Insurance Company shall merge or sell all or substantially all of its assets, the successor shall assume and succeed to all rights and obligations of Insurance Company under this Agreement.

     16. In order to effectuate the offer and sale of Fidelity annuities, Insurance Company will use its best efforts to license as its agents those individuals designated by General Agent. General Agent shall bear out pocket license fees. Insurance Company shall maintain appropriate records relating to licensing and shall bear any and all costs relating to required countersignatures by resident agents.

     17. During the period of this Agreement and thereafter, Insurance Company will proportionately vote the shares of the eligible funds held in the variable account(s) at meetings of the shareholders of those funds in accordance with instructions from the Contract owners, unless a different method of voting proposed by Insurance Company is deemed permissible by the SEC and General Agent agrees that such different method be used.

                               III.  DISTRIBUTION

     1. General Agent is hereby authorized to enter into separate agreements with broker/dealers registered under the Securities Exchange Act of 1934 to participate in the distribution of Contracts, as General Agent shall deem appropriate. Insurance Company reserves the right to review and accept or reject, on a reasonable basis, all applications for Contracts. All payments for such Contracts shall be sent to the office designated for such by Insurance Company.

     2. On behalf of the separate account(s) issuing the Contracts, Insurance Company shall furnish General Agent with copies of all information, financial statements and other documents which General Agent reasonably requests for use in connection with the distribution of Contracts. General Agent shall be responsible for the costs of typesetting and printing the variable annuity prospectus. General Agent shall provide to Insurance Company, at General Agent's expense, such number of copies of the currently effective annuity prospectus as Insurance Company shall reasonably require. In the event Insurance Company undertakes to print such prospectuses at General Agent's expense, such prospectuses may be printed only with such printers on such terms and conditions
and at such prices as   reed to by General Agent.

     3. General Agent is not authorized to give any information, or to make any representations concerning the variable accounts or Insurance Company contrary to those contained in the current registration statement of prospectus filed with the SEC or in the sales literature.

                               IV.  MISCELLANOUS

     1. Each party to this Agreement (indemnifying party) agrees to release and hold harmless the other party, its officers, directors, agents, representatives, employees, successors or assigns from any claims or liabilities arising out of the breach of this Agreement by the indemnifying party, or

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arising out of acts or omissions of the indemnifying party not authorized by this Agreement, including violation of the Federal securities laws

     2. Upon reasonable demand and during reasonable business hours, either party shall have the right to examine any and all of each other's books and records and the auditors' reports thereon pertaining to business for which General Agent has received or may receive commissions under this Agreement

     3. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, and may not be modified without the written consent of both parties hereto.

     4. This Agreement shall be binding upon the successors or assigns of each of the parties.

     5. This Agreement is the sole instrument which governs the relationship of the parties in respect of the subject matter hereof.

     6. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent Registered or Certified, postage prepaid and properly addressed as follows:

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     TO INSURANCE COMPANY:

     Pacific Fidelity Life Insurance Company
     4333 Edgewood Road N.E.
     Cedar Rapids, Iowa 52499
     Attn: Gerald W. Holmes

     TO GENERAL AGENT

     Fidelity Insurance Agency, Inc.
     82 Devonshire Street
     Boston, Massachusetts 02109
     Attn: Arthur S. Loring, Clerk

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective officers "there unto duly authorized.

EXECUTED THIS 30TH day of July,1980.

                                        PACIFIC FIDELITY
                                        LIFE INSURANCE COMPANY

Attest:    /s/                          BY:    /s/
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          Assistant Secretary                 Executive Vice President


                                        FIDELITY INSURANCE AGENCY, INC

Attest:    /s/                          BY:    /s/
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          Clerk                               President